Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Inspirato LLC (the “Company”), and Web Neighbor (the “Executive”) and is effective as of consummation of the transactions contemplated by the Business Combination Agreement (the “BCA”), dated as of June 30, 2021 to which the Company is a party (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date, and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”).

(b) Position and Duties. The Executive shall serve as the Chief Financial Officer of Inspirato Incorporated, a Delaware corporation (the “Parent”) and Chief Financial Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by Parent’s Board of Directors (the “Board”) or Chief Executive Officer. The Executive shall be based at the Company’s Colorado headquarters and shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors or engage in religious, charitable, teaching, or other community activities, as long as such work, services, and activities do not conflict with or interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $450,000 per year. The Executive’s base salary shall be subject to review and may be increased (but not decreased) from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. The Executive’s target annual target cash incentive compensation shall be 50% of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The Target Bonus and the earning of any actual bonus is subject to the terms of any applicable incentive compensation plan that may be in effect from time to time with the earned amount, which could be $0 if the metrics in the incentive compensation plan are not met, to be approved by the Compensation Committee. Any bonus earned will be paid no later than March 15 of the year following the year to which it relates and to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for similar executives.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. Additionally, the Executive shall have benefits under the Company’s vacation property benefits with benefit levels no less favorable than those provided to similarly situated executives.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for similar executives, as may be in effect from time to time.

(f) Annual Equity Grants. In 2022, the Executive shall also receive an annual equity award, with the target for the 2022 annual equity award intended to be $1,575,000, and he will be considered for annual equity awards in each subsequent year. The size and structure of any annual equity award, including the 2022 annual equity award, will be established at the time of grant by the Compensation Committee, will be calculated based on the achievement of specific metrics established by the Compensation Committee, and could be zero if the Compensation Committee’s judgment is that metrics established by the Compensation Committee have not been met. Any equity awards will be subject to the terms and conditions of the Parent equity plan then in effect and the applicable equity award agreements, and may have vesting based solely on performance against metrics (which could be no vesting if the metrics are not met), solely on continued service, or be split between metric-based and service-based. Unless determined otherwise at the time of grant by the Compensation Committee, the service-based portion of any annual equity award will vest in 16 equal quarterly installments.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 consecutive days in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive to whom the Company has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause, as determined by the Company Chief Executive Officer. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation (A) dishonesty to the Company with respect to any material matter; or (B) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the Executive’s conviction for, or the Executive’s plea of guilty or no contest to (A) any felony or (B) a misdemeanor involving moral turpitude;

(iii) any willful misconduct by the Executive that results in material economic injury to the Company or any of its subsidiaries or affiliates;

(iv) the Executive’s material breach of any written agreement or covenant with the Company that is not cured by the Executive to the Company’s reasonable satisfaction within a reasonable period of time (not to exceed 30 days) after the Executive’s receipt of written notice from the Company specifying the breach;

(v) the Executive’s material violation of any written Company policy that is not cured by the Executive to the Company’s reasonable satisfaction within a reasonable period of time (not to exceed 30 days) after the Executive’s receipt of written notice from the Company specifying the violation;

(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or

(vii) the Executive’s failure to substantially perform his employment duties that is not cured by the Executive to the Company’s reasonable satisfaction within a reasonable period of time (not to exceed 30 days) after the Executive’s receipt of written notice from the Company specifying the violation.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties, except that if the Executive maintains his responsibility, authority, and duties with respect to the traditional financial responsibilities of a chief financial officer (such as corporate finance, accounting, financial planning and analysis and investor relations) the Executive will not have Good Reason under this subsection (i);

(ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(iv) a material breach by the Company of any agreement between the Executive and the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

For this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 2(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(A) a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(B) a transfer of assets by the Company to:

(1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(1) to subsection (iii)(B)(3).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this definition of Change in Control.

(iv) A transaction will not be a Change in Control:

(A) unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code (the “Code”); or

(B) if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) Payment of Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (iv) benefits under the Company’s Founder Club Use Policy (on the same or no less favorable terms as in effect as of the Date of Termination) (collectively, the “Accrued Obligations”).

4. Notice and Date of Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation and release agreement in substantially the form attached hereto as Exhibit A, with such changes as necessary to address changes in the law (the “Separation and Release Agreement”), and (ii) the Separation and Release Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation and Release Agreement), which shall include a seven (7) business day revocation period, the Company shall:

(a) pay the Executive an amount equal to twenty-four (24) months of the Executive’s Base Salary (the “Severance Amount”);

(b) pay the Executive (i) any incentive compensation pursuant to Section 2(b) of this Agreement determined to have been earned in respect of the year preceding the year of termination but not yet paid and (ii) 200% of the Executive’s Target Bonus for the then-current year;

(c) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, take action to ensure that (i) in the event a Change in Control has occurred prior to, occurs concurrent with, or occurs within three months following the Date of Termination, all time-based stock options and other stock-based awards subject to only time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable, and (ii) in the event a Change of Control has not occurred prior to, does not occur concurrent with, and does not occur within three months following the Date of Termination, 50% of all Time-Based Equity Awards shall immediately accelerate and become fully exercisable or nonforfeitable. In all such cases, the Time-Based Equity Awards will accelerate and become fully exercisable and non-forfeitable as of the later of (x) the Date of Termination or (y) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”) and the post-termination exercise period for any stock options will be extended for one year after termination of employment (unless the stock option terminates earlier because it has reached its maximum term or in connection with a change in control). For avoidance of doubt, any severance protections applicable to performance-based equity awards will be set out in the agreements governing such awards; and

(d) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twenty-four (24) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5(a) and Section 5(b) shall be paid out in substantially equal bi-monthly installments with the number of installments equal to two (2) multiplied by the number of months based on which the Severance Amount is determined in accordance with the Company’s payroll practice commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Notwithstanding the prior sentence, any earned but unpaid bonus for a prior year will be paid on the date that the first of the equal installments is paid. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the

Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b) shall be made by a nationally recognized accounting or valuation firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations.

(a) Proprietary Rights and Inventions Assignment Agreement. The Executive is party to the Proprietary Rights and Inventions Assignment Agreement, attached hereto as Exhibit B (the “PRIA”). The Executive acknowledges that during the term of his employment, he has had and will continue to have access to trade secrets of the Company and/or be part of the Company’s management team. Therefore, for the period of his employment by the Company and continuing until one year after his Date of Termination, regardless of the reason for the termination of his employment, the Executive agrees that he shall not, without the prior written consent of the Company, directly or indirectly, own, invest in, manage, operate, control or advise or join in or participate in the ownership, management, operation or control of or be employed by or connected in any manner with any businesses that sell, market, operate or have investment in; villa rental, fractional ownership, cooperative vacation club, home exchange and/or luxury destination club or any entity in the United States which is in direct competition with the Company’s Business and acknowledges that the agreement not to compete set forth in this provision is both reasonable and necessary for the protection of the Company’s trade secrets, as contemplated by CO Rev. Stat. § 8-2-113(2)(b). For purposes of this Agreement, the Company’s Business shall mean the Company’s business on the Executive’s Date of Termination, including all prior products, services or diversified lines of business. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the PRIA and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” The parties agree that the value of the Continuing Obligations to the Company is no less than the value of any severance amounts paid to the Executive.

(b) Non-Solicitation. For the period of my employment by the Company and continuing until two years after my last day of employment with the Company, regardless of the reason for the termination of my employment, I will not directly or indirectly induce any employee of the Company to terminate or negatively alter his or her relationship with the Company.

(c) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses.

(e) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Denver, Colorado in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Colorado. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Restrictive Covenants Agreement and the Equity Documents remain in full force and effect.

13. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 of this Agreement solely as a result of such transaction but the transaction may result in a change in the Executive’s position that would entitle him to resign for Good Reason and receive benefits under Section 5. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company and no subsequent writing will abrogate the Executive’s rights under this Agreement without specifically mentioning and waiving this Section 19.

20. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. The provisions of the prior sentence will not apply to any performance-based equity grants and any severance protections set forth in the award agreements for such performance-based equity grants will govern.

21. Governing Law. This is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Tenth Circuit.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

INSPIRATO LLC

By:	/s/ Brent Handler
Brent Handler

Its:	Chief Executive Officer

Date:	September 15, 2021

EXECUTIVE

By:	/s/ Web Neighbor
Web Neighbor

Date:	September 15, 2021